EXHIBIT 99.1

Urologix Reports First Quarter Fiscal Year 2015 Results

Recent Quarter Highlights

•	Reduced operating expenses 44% compared to the first quarter of the prior year.
•	Net loss reduced by 67% to $437,000 from a net loss of $1,334,000 in the first quarter of the prior year.

MINNEAPOLIS — November 4, 2014— Urologix®, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal year 2015 first quarter ended September 30, 2014.

First quarter revenue totaled $3.0 million, down 8% sequentially from the fourth quarter of fiscal year 2014 and down 20% compared to the first quarter of fiscal year 2014. Although the Company experienced a sequential revenue decline, first quarter fiscal year 2015 revenue met plan as the Company anticipated some decline in sales as a result of the April 2014 restructuring activities.

Total operating expense was $1.7 million for the first quarter of fiscal year 2015, a 44% reduction compared to $3.0 million of operating expense for the first quarter of fiscal year 2014. The decrease in operating expenses compared to the first quarter of fiscal year 2014 is a result of the strategic reorganization the Company implemented in the latter half of fiscal year 2014. Operating expenses for the fourth quarter of fiscal year 2014, excluding the $3.0 million non-cash goodwill impairment charge incurred during that quarter, were $2.0 million.

The Company reduced its net loss by 67% to a net loss of $437,000, or $0.02 per diluted share, for the first quarter of fiscal year 2015, when compared to a net loss of $1.3 million, or $0.06 per diluted share, in the first quarter of fiscal year 2014.

“We are pleased with the first quarter of fiscal year 2015 results for both revenue achievement and expense management. We expected some lower sales volume in this new fiscal year with our new sales deployment model and organizational structure, but believe the restructuring has allowed us to focus on a stronger base of business to first stabilize and then begin to expand upon,” stated Greg Fluet, Chief Executive Officer. “Our primary goals are to end fiscal year 2015 with positive cash flow from operations and support building upon the evidence demonstrating the cost-effectiveness of our in-office BPH technologies. Achieving these goals should build strategic value for our shareholders and creditors.”

As of September 30, 2014, the Company’s cash balance was $545,000 compared to $718,000 as of June 30, 2014, resulting in cash utilization of $173,000. The first quarter cash utilization declined $566,000 compared to the first quarter of the prior year when we utilized $739,000 of cash. The first quarter of the fiscal year typically has higher cash spend of any quarter in the year as we pay for several annual expenses such as our annual insurance premiums. In the first quarter of fiscal year 2015 payments for our annual insurance premiums alone totaled $254,000, more than our total cash utilization in the quarter. Of the Company’s $739,000 of cash utilization in the prior year first quarter, $267,000 was payments for prior year insurance premiums.

The Company’s cash needs will be determined by a number of items including its operating performance and the timing of payment of annual royalties for Prostiva due and unpaid. Royalty payments and other fees due and unpaid to Medtronic totaled $780,000 as of September 30, 2014. An additional $650,000 of annual royalty payments became due to Medtronic in October 2014. All of the currently due and unpaid royalty amounts are included in short term deferred acquisition payments under current liabilities as of September 30, 2014.

Regarding the amounts due and unpaid to Medtronic, “Urologix and Medtronic both share a sincere commitment to patients and urologists. We recognize Medtronic’s continuing rights under the agreements, and are working with Medtronic in our effort to build the business collaboratively through Medtronic’s engagement as an observer on our Board of Directors” said Mr. Fluet.

The gross margin rate has remained consistent, with gross profit for the first quarter of fiscal year 2015 of $1.5 million, or 48% of revenue, compared to $1.9 million, or 49% of revenue, in the first quarter of fiscal year 2014, and $1.6 million, or 48% of revenue, in the fourth quarter of fiscal year 2014.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2015 first quarter results on Tuesday, November 4, 2014 at 4:00 p.m. Central Time. To listen to the call, please dial 1-866-318-8617 and enter the Participant Passcode 57661939 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Greg Fluet at (763) 475-1400 or investor-relations@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and the impact of the Company’s strategic restructurings, the Company’s future revenue and operating performance, or about the development and marketing of products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Susan Overby	Greg Fluet
(763) 745-1540	(763) 475-1400
SOverby@urologix.com	investor-relations@urologix.com

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2014	2013
Sales	$3,021	$3,779
Cost of goods sold	1,559	1,915
Gross profit	1,462	1,864

Costs and expenses:
Sales and marketing	810	1,845
General and administrative	488	685
Research and development	334	421
Change in value of acquisition consideration	—	(9)
Medical device tax	48	61
Amortization	23	23
Total costs and expenses	1,703	3,026

Operating loss	(241)	(1,162)
Interest expense	(188)	(161)
Foreign currency exchange gain/(loss)	(3)	1
Loss before income taxes	(432)	(1,322)
Income tax expense	5	12
Net loss	$(437)	$(1,334)

Net loss per common share—basic and diluted	$(0.02)	$(0.06)

Weighted average number of common shares outstanding—basic and diluted	21,487	21,020

Urologix, Inc.

Balance Sheets

(in thousands)

	September 30, 2014	June 30, 2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash	$545	$718
Accounts receivable, net	1,526	1,502
Inventories	1,314	1,397
Prepaids and other current assets	284	63
Total current assets	3,669	3,680
Property and equipment:
Property and equipment	12,166	12,162
Less accumulated depreciation	(11,769)	(11,691)
Property and equipment, net	397	471
Other intangible assets, net	1,316	1,370
Long-term inventories	131	141
Other assets	5	5
Total assets	$5,518	$5,667

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$929	$892
Accrued compensation	477	487
Short-term deferred acquisition payment	1,375	1,339
Current portion of long-term debt	747	747
Interest payable	406	322
Other accrued expenses	539	505
Total current liabilities	4,473	4,292

Long-term deferred acquisition payment	3,831	3,730
Long-term debt	4,586	4,586
Other accrued liabilities	27	36
Total liabilities	12,917	12,644

Shareholders’ deficit:
Common stock	211	209
Additional paid-in capital	119,453	119,440
Accumulated deficit	(127,063)	(126,626)
Total shareholders’ deficit	(7,399)	(6,977)
Total liabilities and shareholders’ deficit	$5,518	$5,667

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Three-Months Ended September 30,
	2014	2013
Operating Activities:
Net loss	$(437)	$(1,334)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	134	157
Employee stock-based compensation expense	15	68
Provision for bad debts	15	(19)
Accretion expense on deferred acquisition payments	137	110
Net adjustment to acquisition consideration	—	(9)
Deferred income taxes	—	7
Change in operating items:
Accounts receivable	(39)	30
Inventories	90	(15)
Prepaids and other assets	(221)	(260)
Accounts payable	37	485
Accrued expenses and deferred income	15	(38)
Interest payable	84	84
Net cash used in operating activities	(170)	(734)

Investing Activities:
Purchases of property and equipment	(1)	(2)
Purchases of intellectual property	(2)	(3)
Net cash used for investing activities	(3)	(5)

Net decrease in cash	(173)	(739)

Cash:
Beginning of period	718	2,290
End of period	$545	$1,551